Press Release	Source: Avenue Group Inc.

Avenue Provides Update On Tracs Reserve Report and Heletz Field Development Activities

Monday November 24, 9:33 am ET

NEW YORK, Nov. 24, 2008 (GLOBE NEWSWIRE) -- Avenue Group, Inc. (OTC BB:AVNU.OB - News) (``Avenue'') is pleased to announce the following update pertaining to the Heletz Field in southern Israel (``Heletz'').

TRACS Report

Avenue is pleased to announce the outcome of the TRACS SPE compliant, independent Reserves and Resource evaluation and audit of the Heletz Field, Israel. The report covers the Cretaceous reservoirs, which form the main historical production horizon. Exploration potential in the Lower Jurassic limestone were outside the scope of the TRACS mandate and were therefore not included in the TRACS evaluation.

Based on a re-evaluation of historical production data from the field, including over 17 Million barrels of oil (bbl) produced from over 90 wells drilled since the field was discovered in 1955, TRACS calculated a mid-case (P50) original oil-in-place for the field of 94.4 Million bbl, with a range from 52.7 (P90) to 164.4 Million bbl (P10). This is a significant increase over the previously quoted figure of 50 Million bbl and reflects the TRACS view ``that there is considerable remaining potential in the Heletz field.''

TRACS have calculated the currently established gross field remaining recoverable reserves on a 1P (Proven reserves) and 1C basis (Contingent Resource) at 1.465 Million bbl, with 462,000 bbl being booked as P1 reserves and 1.003 Million bbl booked as C1.

The 2P reserves (Proven plus Probable) and 2C resource were calculated at 4.494 Million BO, with 974,000 bbl being booked as P1 reserves and 3.52 Million bbl booked as 2C resource.

The 3P reserves (Proved plus Probable plus Possible) and 3C resource were calculated at 10.438 Million bbl BO, with 1.87 Million bbl being booked as 3P reserves and 8.568 Million bbl booked as 3C resource.

Total Heletz Field
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(in '000 of barrels)
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	(1P)	(2P)	(3P)
Reserves (P)	0.462	0.974	1.87
Contingent Resource (C)	1.003	3.52	8.568
Total Resources (P+C)	1.465	4.494	10.438

Net Avenue Share
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(in `000 of barrels)
--------------------

	(1P)	(2P)	(3P)
Reserves (P)	0.163	0.336	.63
Contingent Resource (C)	.337	1.241	3.053
Total Resources (P+C)	.500	1.577	3.683

Part of the ``considerable remaining potential'' is the recognition of substantial additional volumes of oil in the carbonate reservoirs (e.g., the ``Kokhav Dolomite'') within the main Cretaceous reservoir section, through a partial waterflood of the field and through further infill drilling. Avenue believes that improved oil recovery rates may be recognized through the application of modern drilling, completion and reservoir management techniques.

Avenue continues to recognize significant exploration potential in the Lower Jurassic limestone formation below the Cretaceous reservoirs, but these targets were not included in the TRACS evaluation. Avenue is in discussion with several internationally recognized firms to commission a study on the potential for additional reserves in the Lower Jurassic limestone.

K27 Workover successfully completed

The K27 well originally went into production in November of 1986. It produced intermittently until September 3, 2008, when the well was shut-in due to low volumes. During that time, it produced approximately 15,200 barrels of oil, while production was limited both by paraffin buildup and by other mechanical issues.

Workover operations commenced on September 15 and were completed on October 6, 2008. The well was cleaned out, and known producing formations were re-perforated. It has taken several weeks to pump the drilling fluid and clean itself out and to stabilize production from the well. Avenue expects the production rate for K27 to continue to produce at a rate of 10-15 barrels of oil per day and estimated recoverable reserves of 28,600 barrels of oil.

``The TRACS report further confirms our belief in the current resource of the Heletz field and the significant potential to increase production and add reserves from a variety of plays. As the field is re-developed over the coming months, we can expect a good portion of the Resources to be upgraded to Reserves status,'' said Levi Mochkin, CEO of Avenue. ``Furthermore, turning the non-performing K27 well into a producer via a low cost workover is illustrative of our ability to tap the significant potential of the Heletz field by reviving non-producing wells and turning them into revenue producing assets. This is good news for our company and for the State of Israel.''

ABOUT AVENUE GROUP, INC.

Avenue Group, Inc. (OTC BB:AVNU.OB - News) owns a 50% interest in the Heletz-Kokhav License and a 25% interest in the Iris License, which together encompass the Heletz oilfield. The Heletz Field, Israel's only producing oil field, was discovered in 1955 and has produced over 17 million barrels of oil to date.

Certain statements in this announcement including statements such as ``believes,'' ``anticipates,'' ``expects'' and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as ``forward-looking statements'' within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management's current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Avenue Group to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-KSB, for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended September 30, 2008. Avenue Group Inc. undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

For further information, please visit our website at http://www.avenuegroupinc.com

Contact:	Avenue Group, Inc.
Levi Mochkin
(888) 612-4188 ext. 4
IR@avenuegroupinc.com

Source: Avenue Group Inc.